Exhibit 99.1
2009 Annual Meeting of Stockholders June 10, 2009

Forward Looking Statements and Third Party Information Sources This presentation contains certain statements that maybe be deemed to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Exchange Act of 1934. All statements, other than statements of historical facts, are forward-looking statements. These include statements that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, general industry conditions, future results of the Company's operations, capital expenditures, asset sales, expansion and growth opportunities, financing activities, debt repayment and other such matters. Although the Company believes that its expectations stated in this presentation are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. The factors listed in the "Risk Factors" section of our Forms 10-Q and 10-K provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations it describes in its forward-looking statements. Each forward-looking statement speaks only as of the date of this presentation, and the Company undertakes no obligation to publicly update or revise any forward-looking statement. In connection with the solicitation of proxies, Trico has filed with the Securities and Exchange Commission (the "SEC") and mailed to stockholders a definitive proxy statement and a WHITE proxy card for its 2009 annual meeting of stockholders. Trico stockholders are strongly advised to read these documents as they contain important information about the Company and the 2009 annual meeting of stockholders. Stockholders may obtain Trico's proxy statement , a WHITE proxy card and any amendments or supplements and other documents for free at the SEC's website at www.sec.gov. Copies of Trico's proxy materials will also be available for free at Trico's website at www.tricomarine.com or by writing to Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, TX 77380. In addition, copies may be requested by contacting MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are deemed participants in the solicitation of proxies is available in Trico's definitive proxy statement. The contents of the websites referenced above are not deemed to be incorporated by reference into Trico's proxy statement. Third party information contained in this report has been obtained from reputable sources and is believed by Trico to be reliable; however, Trico cannot guarantee or be responsible for the accuracy or reliability of such information. Permission to cite sources or use quotations was neither sought nor obtained.

Subsea Acquisitions of DeepOcean and CTC Marine Provide Solid Growth Opportunities Increased Trico's exposure to the growing subsea business, reduced its exposure to the declining OSV business at the right time and landed significant subsea operating experience Trico is now 2/3rds technology based and differentiated and only 1/3rd dependent on the commodity-type OSV business Since the beginning of 2009, DeepOcean and CTC Marine have won $100m of contracts outside of their traditional North Sea market, reducing their exposure to the North Sea market and its seasonality Over time, we believe this will result in better relative stock performance than if Trico had remained an OSV company

Subsea Activity Is Expected To Continue To Grow At Double Digit Rates Installed Base - 2003A Through 2013E 2003A - 2013E CAGR = 14% 2008A - 2013E CAGR = 13% The installed base is expected to double by the end of 2013 as it doubled between 2003 and 2008 - driving stable opex spending Source: Quest Offshore Resources, Inc.

Dramatic Growth In Subsea Capex Spending Global Subsea Tree Orders - 2003A Through 2013E Annual subsea tree orders are projected to accelerate over the next five years, increasing customer capex spending Source: Quest Offshore Resources, Inc.

Conversely, Global Supply Vessel Count Is Growing While Demand Is Declining Global rig count (active) to decrease 10% from 2008 to 2010 Meanwhile, supply vessel count to increase 15% from 2008 to 2010 Excess supply cannot be absorbed by other "demand drivers" Source: Jefferies Research. Creates Huge Excess Supply

Resulting in a Supply/Demand Imbalance Expected To Last Several Years Pricing/utilization continues to deteriorate - especially for the oldest supply vessels On a positive note, subsea services and FPSO units are driving some additional demand for supply vessels...just not nearly enough In 2009, the supply / demand balance has shifted to excess supply Source: Dibner Maritime Associates, Jefferies Research and Quest Offshore Resources.

Trico Has the Highest Percentage of International Business of All Publicly-Traded US Companies Trico has integrated the resources of its three divisions to successfully bid for projects on a joint basis throughout the world Petrobel BOETC

Successful Integration of DeepOcean and CTC Marine Has Moderated North Sea Seasonality

- This integration has resulted in significant geographic diversification for DeepOcean and CTC Marine

Geographic Revenue Mix

DeepOcean and CTC Marine

August 2008	May 2009



Americas 8%
SE Asia 9%
Other 7%
North Sea 36%
North Sea Long-Term IMR Contracts* 39%
SE Asia 31%
Other 15%
Americas 10%
North Sea 21%
North Sea Long-Term IMR Contracts* 23%

- China's impact is the least understood element in the offshore industry

* Value of long-term DeepOcean IMR contracts with StatoilHydro in the North Sea for which DeepOcean has a 60% market share.

TRICOMARINE GROUP

8

Investors ascribe higher multiples to companies providing specialized services and diversified international end-market exposure These businesses have outperformed U.S.-centric and commodity-service businesses significantly over the past three and a half years EV/2008A EBITDA Price Performance 1/1/05 - 6/3/09 Source: Factset Research Systems and company filings and press releases. Note: Stock price performance (as of 6/3/09) does not include currency effects. (1) Comprises Carbo Ceramics and Core Laboratories. (2) Comprises Cameron International, Dril-Quip, Flowserve, FMC Technologies, Natco Group, National Oilwell Varco and Smith International. (3) Comprises Baker Hughes, Halliburton, Schlumberger and Weatherford. (4) Comprises Atwood Oceanics, Diamond Offshore, Noble Corp. and Transocean. (5) Comprises Gulfmark Offshore, Hornbeck Offshore, Seacor Holdings and Tidewater. (6) Comprises Basic Energy Services, BJ Services, Calfrac Well Services, Complete Production Services, Key Energy Services and Tetra Technologies. (7) Comprises ENSCO International, Hercules Offshore and Pride International. (8) Comprises Helmerich & Payne, Parker Drilling, Patterson-UTI, Pioneer Drilling, Nabors and Union Drilling. (1) (2) (3) (4) (5) (6) (7) (8) (1) (2) (3) (4) (5) (6) (7) (8) Higher technology and IP and/or international focus We Believe Improved Business Mix and Global Presence Will Result in Better Stock Fundamentals

Source: Factset Research Systems and company filings. Based on IBES consensus estimates. US OSV peers include Gulfmark, Hornbeck, Seacor and Tidewater. European OSV peers include Bourbon, Deep Sea Supply, DOF, Eidesvik Offshore, Farstad, Havila Shipping, Siem Offshore and Solstad. Subsea peers include Acergy, Fugro, Global Industries, Oceaneering and Subsea 7. Subsea Technology, Differentiation and Fewer Competitors Create Higher P/E and P/CF Multiples Than OSV Peers (2) (3) (4) 2009 Price to Earnings 2009 Price to Cash Flow (2) (3) (4)

Subsea Service Companies Tend To Use Less Capital, Have Higher Returns Than OSV Companies Source: Factset Research Systems and company filings. (1) Note: Trico has a significant amount of investments (e.g., Active Subsea) carried on the balance sheet in advance of future growth and EBITDA generation. 2009 Return on Assets 11% Low 12% Average 19% Average 26% High 16% High 8% Low 11%

Reducing Debt Is Primary Objective Into 2011 Principle amount of convertible debt reduced by $100m through completion of exchange and voluntary conversions A total of $25m in cash paid resulting in net debt reduction of $75m 4.1m shares issued - equivalent to issuing stock at $18.30 per share to pay down debt Asset sales in the second quarter expected to be close to $30m Cygnus cancellation avoided $80m of new debt on the balance sheet Subsea numbers expected to be strong in 2Q09 and 3Q09

Source: Jefferies Research and Quest Offshore Resources, Inc. Note: Annual well completions or subsea trees (capex) and the installed tree base will drive future opex spending and demand for subsea services. In Conclusion, Going Forward, Subsea Activity Will Grow While OSV Fundamentals Falter Subsea acquisitions have better positioned Trico to benefit from the growing segment of the oil field services business Integration of acquisitions has improved Trico's geographic footprint and reduced seasonality and exposure to declining markets